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EXHIBIT 99.1

9600 BLACKWELL ROAD

ROCKVILLE, MD 20850

June 19, 2007

Mr. Anders A. Suarez

Chief Financial Officer

Amerityre Corporation

1501 Industrial Road

Boulder City, NY 89005

Re:

Amerityre Corporation (the “Company”)

Nasdaq Symbol: AMTY

Dear Mr. Suarez:

On April 2, 2007, the Company completed a private placement of 261,574 units at a price of $14 per unit (the “Transaction”). Each unit consisted of four shares of common stock and warrants to purchase two shares of common stock. Seven insiders, including Company officers and directors (collectively, the “Insiders”), purchased units in the Transaction.

Upon review, Staff determined that the units were issued below market value, and that the Transaction resulted in a discounted issuance of common stock to the Insiders. Thus, the Transaction is considered a form of “equity compensation,”l which requires shareholder approval under Marketplace Rule 4350(i)(l)(A) (the “Rule”).2 On May 8, 2007, Staff verbally notified the Company of this shareholder approval violation.

In submissions dated May 18 and 30, 2007, the Company provided amended subscription agreements for the Insiders, each of which reflected a purchase price equal to the market value of the units. Accordingly, Staff has determined that the Company has regained compliance with the Rule and this matter is now closed.

Marketplace Rule 4803(a) requires that the Company, as promptly as possible but no later than four business days from the receipt of this letter, make a public announcement through the news media which discloses receipt of this letter and the Nasdaq rules upon which it is based.3 The Company must provide

1 A “Frequently Asked Question” on this topic can be found at

2 Marketplace Rule 4350(i)(I)(A) states, in part, that shareholder approval is required, prior to the issuance of securities, “when ... [an] equity compensation arrangement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants.”

3 Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel: the Company received a Nasdaq Staff Deficiency Letter on (DATE OF RECEIPT OF STAFF DEFICIENCY LETTER) indicating that the

Mr. Anders A. Suarez June 19, 2007

a copy of this announcement to Nasdaq’s MarketWatch Department, the Listing Qualifications Department, and the Listing Qualifications Hearings Department (the “Hearings Department”) at least 10 minutes prior to its public dissemination. 4 For your convenience, we have enclosed a list of news services. 5

In the event the Company does not make the required public announcement, Nasdaq will halt trading in its securities.

Please be advised that Marketplace Rule 4803(a) does not relieve the Company of its disclosure obligation under the federal securities laws. In that regard, Item 3.01 of Form 8-K requires disclosure of the receipt of this notification within four business days.6 Accordingly, the Company should consult with counsel regarding its disclosure and other obligations mandated by law.

If you have any questions, please do not hesitate to contact Jeffrey W. Preusse, Lead Analyst at (301) 978-8085.

Sincerely,

Randy Genau Associate Director

Nasdaq Listing Qualifications

cc:

JoAnn Lee and Reed W. Topham (Stoel Rivers LLP)

Company fails to comply with the (STOCKHOLDERS’ EQUITY, MINIMUM BID PRICE, MARKET VALUE OF

PUBLICLY HELD SHARES, etc.) requirement(s) for continued listing set forth in Marketplace Rule(s)

.

4 This notice should be provided to the attention of Nasdaq’s MarketWatch Department (telephone: 301/978-8500; facsimile: 301/978-8510), and to Nasdaq’s Listing Qualifications Department (facsimile: 301/978-4028) and the Hearings Department (telephone: 301/978-8071; facsimile: 301/978-8080),9600 Blackwell Road, Rockville, Maryland 20850.

S The Company must ensure that the full text of the required announcement is disseminated publicly. The Company has not satisfied this requirement if the announcement is published as a headline only or if the news service determines not to publish the full text of the story.

6 See, SEC Release No. 34-49424.